Exhibit 99.1

Stacey Dwyer, EVP 1901 Ascension Blvd., Suite 100, Arlington, TX 76006 817-856-8200 November 10, 2004

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS A 52% INCREASE IN FOURTH QUARTER NET INCOME AND A YEAR-END RECORD $4.6 BILLION BACKLOG AT SEPTEMBER 30, 2004

Fourth Quarter Highlights

•	Net income increased 52% to $349.6 million

•	Earnings per diluted share increased 50% to $1.47 per diluted share

•	Consolidated revenue increased 23% to $3.5 billion

•	Net sales orders increased 17% to $2.8 billion (11,105 homes)

Fiscal Year 2004 Highlights

•	Net income increased 56% to $975.1 million

•	Earnings per diluted share increased 51% to $4.11 per diluted share

•	Consolidated revenue increased 24% to $10.8 billion

•	Gross margin on homebuilding revenue improved 270 basis points to 23.1%

•	Homes closed increased 21% to 43,567 homes, the first time a builder has closed more than 40,000 homes in the United States in a fiscal year

•	Net sales orders increased 24% to $11.4 billion on 45,263 homes sold, the first time a builder has sold more than 45,000 homes in the United States in a fiscal year

•	Sales contract backlog increased 25% to $4.6 billion (17,184 homes)

•	Stockholders’ equity increased 31% to $4.0 billion

•	Homebuilding debt to total capitalization (net of cash) improved 110 basis points to 38.9%

     ARLINGTON, TEXAS – D.R. Horton, Inc. (NYSE:DHI) Wednesday (November 10, 2004), reported the highest quarterly and annual earnings in Company history. Net income for the fourth quarter ended September 30, 2004 increased 52% to $349.6 million ($1.47 per diluted share), from $230.7 million ($0.98 per diluted share) for the same quarter of fiscal 2003. Fourth quarter consolidated revenue increased 23% to $3.5 billion, from $2.9 billion in the fourth quarter of fiscal 2003. Homes closed increased 17% to 13,452 homes from 11,527 homes in the year ago quarter.

     For the fiscal year ended September 30, 2004, net income increased 56% to $975.1 million ($4.11 per diluted share), compared to $626.0 million ($2.73 per diluted share) for fiscal 2003. Consolidated revenue for the year increased 24% to $10.8 billion, from $8.7 billion for fiscal 2003. Homes closed increased 21% to 43,567 homes from 35,934 homes in fiscal 2003.

     The Company’s sales backlog of homes under contract at September 30, 2004 was a fiscal year-end record $4.6 billion (17,184 homes), up 25% from $3.7 billion (15,488 homes) at September 30, 2003. As previously reported, net sales orders for the fourth quarter were $2.8 billion (11,105 homes), an increase of 17% compared to $2.4 billion (10,114 homes) for the same quarter of fiscal 2003. Net sales orders for fiscal year 2004 increased 24% to $11.4 billion (45,263 homes), compared to $9.2 billion (38,725 homes) for fiscal 2003.

     The Company expects diluted earnings per share for the quarter ended December 31, 2004 to be in the range of $0.85 to $0.90 (approximately 237.5 million diluted shares). The Company expects diluted earnings per share for fiscal year 2005 to be in the range of $4.50 to $4.70 (approximately 238.5 million diluted shares). In fiscal year 2005, the Company expects to close more than 50,000 homes and generate revenues in excess of $12 billion.

     The Company will host a conference call Wednesday, November 10th at 10:00 a.m. EST. The dial-in number is 800-374-9096. The call will also be webcast from www.drhorton.com on the “Investor Relations” page.

     Donald R. Horton, Chairman of the Board, said, “Fiscal year 2004 was our 27th consecutive year of growth in earnings and revenues. In addition to setting Company records, D.R. Horton is establishing industry records. The Company is the first builder to close more than 40,000 homes and sell more than 45,000 homes in a year. We have accomplished this leadership position while continuing to improve our balance sheet. Our shareholders’ equity grew 31% to $4.0 billion, contributing to our record low homebuilding net debt to cap of 38.9%. We finished the year with $480 million in homebuilding cash and approximately $1.1 billion available on our revolving credit facility, for a total of approximately $1.6 billion in ‘dry powder.’

     “We ended the year on an extremely positive note with a 17% organic increase in our fourth quarter sales and strong sales performances in all of our regions. Our double-digit sales increase and our record $4.6 billion backlog position us for a strong start to fiscal year 2005.”

     Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. D.R. Horton currently builds and sells homes in 21 states and 63 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release relate to the Company’s expected earnings per share for the quarter ending December 31, 2004 and fiscal year 2005, expected fiscal year 2005 revenues and homes closed and the expectation of a strong start to fiscal year 2005 due to the Company’s double-digit sales increase and record $4.6 billion sales contract backlog. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; governmental regulations and environmental matters; changes in income tax laws affecting mortgage interest deductibility; the Company’s substantial leverage; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to integrate acquisitions and successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.DRHORTON.com

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended		Fiscal year ended
	September 30,		September 30,
	2003	2004	2003	2004
	(In millions, except per share amounts)
Homebuilding:
Revenues
Home sales	$2,781.0	$3,410.4	$8,334.1	$10,491.1
Land/lot sales	28.9	49.1	218.0	166.9

	2,809.9	3,459.5	8,552.1	10,658.0

Cost of sales
Home sales	2,191.6	2,604.8	6,621.2	8,094.7
Land/lot sales	22.4	30.2	184.6	102.6

	2,214.0	2,635.0	6,805.8	8,197.3

Gross profit
Home sales	589.4	805.6	1,712.9	2,396.4
Land/lot sales	6.5	18.9	33.4	64.3

	595.9	824.5	1,746.3	2,460.7

Selling, general and administrative expense	242.6	279.5	817.0	959.0
Interest expense	3.1	—	5.2	3.4
Other expense (income)	6.4	(2.7)	9.4	(9.9)

Operating income from homebuilding	343.8	547.7	914.7	1,508.2

Financial services:
Revenues	52.3	51.1	176.0	182.8
Selling, general and administrative expense	28.7	37.1	98.3	121.0
Interest expense	2.2	1.9	7.4	5.9
Other (income)	(6.9)	(6.1)	(23.2)	(18.8)

Operating income from financial services	28.3	18.2	93.5	74.7

Income before income taxes	372.1	565.9	1,008.2	1,582.9
Provision for income taxes	141.4	216.3	382.2	607.8

Net income	$230.7	$349.6	$626.0	$975.1

Amounts per share — basic:
Net income	$0.99	$1.50	$2.81	$4.19

Weighted average number of shares	232.7	233.2	222.8	232.8

Amounts per share — diluted:
Net income	$0.98	$1.47	$2.73	$4.11

Weighted average number of shares	236.6	237.2	229.5	237.0

Other Consolidated Financial Data
Interest amortized to home and land cost of sales	$74.7	$76.0	$219.4	$249.1

Depreciation and amortization	$11.8	$15.2	$41.8	$49.6

Interest incurred	$62.2	$60.8	$246.9	$242.6

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of September 30,
	2003	2004
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$542.4	$480.1
Inventories
Finished homes and construction in progress	2,464.6	2,878.5
Residential lots — developed and under development	2,506.2	3,529.0
Land held for development	6.5	6.2
Consolidated land inventory not owned	105.0	153.7

	5,082.3	6,567.4
Property and equipment (net)	81.7	91.9
Other assets	436.7	576.6
Excess of cost over net assets acquired (net)	578.9	578.9

	6,722.0	8,294.9
Financial services:
Cash and cash equivalents	40.5	37.9
Mortgage loans held for sale	485.5	623.3
Other assets	31.4	29.1

	557.4	690.3

	$7,279.4	$8,985.2

LIABILITIES
Homebuilding:
Accounts payable and other liabilities	$1,131.9	$1,342.1
Notes payable	2,565.2	3,006.5

	3,697.1	4,348.6
Financial services:
Accounts payable and other liabilities	17.1	16.8
Notes payable	398.0	492.7

	415.1	509.5

	4,112.2	4,858.1

Minority interests	135.9	166.4

STOCKHOLDERS’ EQUITY
Common stock	1.6	2.4
Additional capital	1,581.7	1,599.9
Unearned compensation	(2.2)	-
Retained earnings	1,509.1	2,417.3
Treasury stock (at cost)	(58.9)	(58.9)

	3,031.3	3,960.7

	$7,279.4	$8,985.2

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2003		2004		2003		2004
	Units	$'s	Units	$'s	Units	$'s	Units	$'s
Mid-Atlantic	928	$203.7	1,136	$269.1	3,594	$780.8	4,032	$1,009.7
Midwest	613	168.0	644	172.0	2,067	553.6	2,261	634.5
Southeast	1,214	240.3	1,631	365.0	4,528	863.3	6,301	1,375.8
Southwest	4,138	690.1	4,469	786.6	15,699	2,614.7	18,146	3,086.7
West	3,221	1,103.9	3,225	1,229.7	12,837	4,349.9	14,523	5,299.5

	10,114	$2,406.0	11,105	$2,822.4	38,725	$9,162.3	45,263	$11,406.2

HOMES CLOSED

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2003		2004		2003		2004
	Units	$'s	Units	$'s	Units	$'s	Units	$'s
Mid-Atlantic	1,004	$211.1	1,257	$300.4	3,245	$674.8	3,894	$888.4
Midwest	667	178.0	960	257.8	2,002	513.2	2,381	643.7
Southeast	1,349	254.1	1,374	290.5	4,374	773.9	5,137	1,041.3
Southwest	4,271	703.6	5,252	872.1	14,209	2,381.5	18,190	3,012.3
West	4,236	1,434.2	4,609	1,689.6	12,104	3,990.7	13,965	4,905.4

	11,527	$2,781.0	13,452	$3,410.4	35,934	$8,334.1	43,567	$10,491.1

SALES CONTRACT BACKLOG

	As of September 30,
	2003		2004
	Units	$'s	Units	$'s
Mid-Atlantic	1,602	$370.9	1,740	$492.2
Midwest	981	278.9	861	269.7
Southeast	1,823	364.1	2,987	698.6
Southwest	6,676	1,120.9	6,632	1,195.3
West	4,406	1,518.6	4,964	1,912.7

	15,488	$3,653.4	17,184	$4,568.5